Exhibit 99.1

SYMPHONIX ANNOUNCES DISSOLUTION

OF ITS BUSINESS

SAN JOSE, Calif. — November 14, 2002 — Symphonix Devices, Inc. (NASDAQ: SMPX) announced today that its Board of Directors has unanimously deemed advisable the dissolution of the company and approved a plan of complete liquidation and dissolution of its business. The Board of Directors made this decision after an unsuccessful process of pursuing various strategic alternatives, including potential partner arrangements and a sale of the company outright.

Kirk Davis, CEO and a Director of the company stated, “The slow market adoption of the Vibrant Soundbridge combined with the difficult current financing environment has led us to make this very difficult decision. However, upon careful consideration from our Directors, Officers and advisors, we believe that this action is in the best interests of our stockholders.”

Symphonix expects to submit the plan of complete liquidation and dissolution of its business to stockholders for approval at a special meeting of the stockholders to be held on a future date to be set by the Board of Directors.

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Statements made in the press release regarding the dissolution of the Company are “forward looking statements” and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Such risks and uncertainties include but are not limited to a decision by the Company’s Board of Directors to pursue other alternatives, such as bankruptcy. Further information on potential factors that could affect the Company’s dissolution is included in the Company’s Form 10-Q for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission.

For more information, please contact:

Investor Contact:
Investor Relations:
(408) 232-0710

Customer Contact:
Customer Service:
(800) 833-7733

Media Contact:
Eric Gertsman
Neale-May & Partners
(650) 328-5555 x502
egertsman@nealemay.com

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